The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co
Minimum Denomination:
Denomination:$1,000
Index:
Russell 2000 ® Index
Pricing Date:
February 23, 2021
Observation Date:
February 23, 2024
Maturity Date:
February 28, 2024
Interest Payment Dates:
Quarterly
Interest Rate:
At least 2.75%* per annum, payable quarterly at a rate of at least 0.6875%*
Buffer Amount:
15.00%
CUSIP:
48132RRH5
Preliminary Pricing
Supplement:
http://sp.jpmorgan.com/document/cusip/48132RRH5/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes
, p lease see the hyperlink above.
Payment
at Maturity
If the
Final Value is greater than or equal to the Initial Value or less than the Initial Value by up to the Buffer Amount, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the Maturity Date.
If the
Final Value is less than the Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note, in addition to the Interest Payment applicable to the Maturity Date, will be calculated as follows
$
1,000 + 1,000 ×(Index Return + Buffer
If
Final Value is less than the Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.
Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.
Any payment on the notes is subject to the credit
risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Hypothetical Payment at Maturity**
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
3yr
RTY Yield Notes
North America Structured Investments
Index Return
Payment At Maturity
(assuming 2.75% per annum
Interest Rate)
60.00%
$1,006.875
40.00%
$1,006.875
2
0.00 $1,006.875
10.00%
$1,006.875
5.00%
$1,006.875
0.00%
$1,006.875
-
5.00% $1,006.875
-
10.00% $1,006.875
-
15.00% $1,006.875
-
20.00% $956.875
-
40.00% $756.875
-
60.00% $556.875
-
80.00% $356.875
-
100.00% $156.875
Interest Payments
**You
will receive on each Interest Payment Date for each
$1,000 principal amount note an Interest Payment equal to at least $6.875 (equivalent to an interest rate of at least 2.75%
per annum, payable at a rate of at least 0.6875% quarterly).
**
The hypothetical payments on the notes shown above apply
only if you hold the notes for their entire term. These
hypotheticals do not reflect fees or expenses that would be
associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments
shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
•
Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
•
Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial
Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of
JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.
•
The appreciation potential of the notes is limited to the sum of the Interest Payments paid over the term of the notes.
•
No dividend payments or voting rights.
•
The notes are subject to the risks associated with small capitalization stocks.
•
As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
•
The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
•
The estimated value of the notes is determined by reference to an internal funding rate.
•
The estimated value of the notes does not represent future values and may differ from others’ estimates.
•
The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
•
Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
•
Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
•
The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
Additional Information
SEC Legend: JPMorgan Chase
Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents re lat ing to this offering that JPMorgan Chase Financial Company
LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll free 1 866 535 9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o
f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyo ne unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with th eir own advisers as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333
236659 and 333 236659 01
North America Structured Investments
3yr
RTY Yield Notes
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected
Risk Considerations” in the applicable preliminary pricing supplement for additional information.